Exhibit 10.1

AMENDMENT TO AGREEMENT

The change in control agreement by and between Harry K. Sideris and Duke Energy Corporation dated as of October 1, 2019 (the “Agreement”), as amended on May 8, 2024, is hereby further amended, effective as of April 1, 2025, as follows:

1.	The first sentence of Section 4.1(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(B)         In lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the product of 2.99 times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target short-term incentive bonus opportunity for the fiscal year in which the Date of Termination occurs or, if higher, the fiscal year in which the first event or circumstance constituting Good Reason occurs.”

2.	The first sentence of Section 4.1(C) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(C)         For a period of 2.99 years immediately following the Date of Termination (the “Severance Period”), the Company shall arrange to provide the Executive and his or her dependents medical and dental insurance benefits substantially similar to those provided to the Executive and his or her dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his or her dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence.”

3.	The third sentence of Section 7.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Repayment Amount shall be determined by aggregating the cash Severance Payments made to the Executive and multiplying the resulting amount by a fraction, the numerator of which is the number of full and partial years remaining in the Severance Period at the time of the violation, and the denominator of which is 2.99.”

4.	Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this amendment as of the dates set forth below.

DUKE ENERGY CORPORATION

By:	/s/ E. Marie McKee
Name:	E. Marie McKee
Title:	Chair, Compensation and People Development Committee of the Board of Directors

Date:	January 10, 2025

EXECUTIVE

/s/ Harry K. Sideris
Harry K. Sideris

Date:	January 10, 2025